Exhibit 99.1

NEWS	Northrop Grumman Corporation Public Information 1840 Century Park East Los Angeles, California 90067-2199 Telephone 310-553-6262 Fax 310-556-4561
Contact: Randy Belote (443) 994-1489

For Immediate Release

NORTHROP GRUMMAN AND TRW NOTIFY JUSTICE DEPARTMENT
OF INTENT TO COMPLETE MERGER

LOS ANGELES — Nov. 27, 2002 — Northrop Grumman Corporation (NYSE: NOC) and TRW Inc. (NYSE: TRW) jointly announced today that, in accordance with their agreement with the U.S. Department of Justice, they notified the Department of their intention to complete their merger transaction on Dec. 11, 2002. Northrop Grumman reports that it believes, based on discussions with the Department of Defense, that the Defense Department has recommended to the Justice Department that the transaction proceed. The recommendation is subject to the execution of a consent decree ensuring fair and open competition with respect to certain satellite technologies.

Northrop Grumman also reported that late Tuesday it had received a draft of the consent decree from the Justice Department and believes that an agreed upon version can be achieved in time to support the shareholder votes on Dec. 11, 2002. The company stated that the draft consent decree does not require the divestiture of any businesses.

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NORTHROP GRUMMAN AND TRW NOTIFY JUSTICE DEPARTMENT
OF INTENT TO COMPLETE MERGER

The Hart-Scott-Rodino antitrust review waiting period expired Oct. 15, 2002, and the European Union antitrust authority approved the transaction Oct. 16, 2002.

“Phil Odeen and I are pleased that the merger between Northrop Grumman and TRW is being viewed favorably by government officials and we look forward to the successful completion of the transaction,” said Kent Kresa, Northrop Grumman chairman and chief executive officer. He added, “We are working with the Department of Justice to implement arrangements that ensure fair and open competition in space electronics. Competition is a precept to which we at Northrop Grumman are firmly committed. We look forward to successful shareholder votes on December 11, 2002, and the close of the transaction immediately thereafter.”

Once agreement is reached on the terms of the proposed consent decree, the Justice Department must file it with the federal district court together with a Competitive Impact Statement. The court approval of the consent decree cannot occur until after the expiration of a 60-day public comment period. TRW and Northrop Grumman, however, expect to be in a position to close the transaction with TRW immediately following successful shareholder votes on Dec. 11, 2002, without waiting for final court approval.

Northrop Grumman Corporation is a $17 billion, global defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and nuclear and non-nuclear shipbuilding and systems. With nearly 96,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

TRW provides advanced-technology products and services for the automotive, space & electronics, and systems markets. The company’s news releases are available through TRW’s corporate Web site www.trw.com.

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NORTHROP GRUMMAN AND TRW NOTIFY JUSTICE DEPARTMENT
OF INTENT TO COMPLETE MERGER

FORWARD-LOOKING STATEMENTS

Certain statements made or implied in this release contain or are based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and in particular, statements that are accompanied or preceded by words such as “believe,” “expect,” “intend,” “look forward,” variations of these words and similar expressions are forward-looking, and actual outcomes may differ materially from those described or anticipated in this release. Other risks associated with the TRW Inc. acquisition may be found in Northrop Grumman Corporation’s filings with the SEC, including without limitation, the joint proxy statement/prospectus dated November 4, 2002 contained in the Registration Statement on Form S-4 described below, together with all Supplements thereto.

Northrop Grumman filed a registration statement on Form S-4 (File No. 333-83672) with the Securities and Exchange Commission (SEC) on March 4, 2002 that has been amended to include a joint proxy statement/prospectus relating to the proposed merger of Northrop Grumman and TRW Inc. The directors, certain executive officers and other employees and representatives of Northrop Grumman and TRW Inc. may be deemed to be participants in the solicitation of proxies for the shareholder meetings relating to the proposed merger. The definitive joint proxy statement/prospectus dated November 4, 2002, contains important information regarding such potential participants and other important matters that should be read by Northrop Grumman and TRW shareholders before making any decisions regarding the merger. Copies of the joint proxy statement/prospectus, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov as they become available.

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